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                                                                    EXHIBIT 99.1

FASTNET
CORPORATION
3864 COURTNEY STREET O SUITE 130
BETHLEHEM, PENNSYLVANIA 18017
WWW.FAST.NET

NASDAQ: FSST

FOR IMMEDIATE RELEASE


                        FASTNET ADVISES ON STOCK LISTING

BETHLEHEM, PA, JUNE 20, 2003 -- FASTNET(R) CORPORATION [NASDAQ: FSST], a Pennsylvania corporation, announced today that Nasdaq will delist the Company's common stock from The Nasdaq Small Cap Market at the opening of business on Monday June 23, 2003. The delisting action is directly related to the Company's filing of a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Pennsylvania on June 10, 2003. Nasdaq's rules (Marketplace Rules 4330(a)(1) and 4300) provide that Nasdaq may exercise its discretionary authority to delist securities if an issuer files for bankruptcy protection. Nasdaq also cited concerns about the Company's ability to maintain the continued listing requirements (Marketplace Rule 4450(a)(5)). The Company has decided not to appeal NASDAQ's decision. Commencing on June 20, 2003, the trading symbol for the Company's securities will be changed from FSST to FSSTQ. Commencing on June 23, 2003, the Company's stock will begin trading on the OTC Bulletin Board.

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of FASTNET, including with respect to a long-term restructuring plan, the occurrence of which involve risks and uncertainties. These risks and uncertainties include, but are not limited to, whether the company will be successful in reaching agreement with its creditors regarding an acceptable restructuring plan, failure to obtain necessary bankruptcy court approvals, non-acceptance of the plan by other stakeholders in the company, delays in the confirmation of effective date of the plan, the company's success in implementing its restructuring steps, loss of customer or vendor support during the restructuring process, competition, and economic and other factors set forth in FASTNET's Form 10-K for the year ended December 31, 2002 as amended and 10-Q for the quarter ended March 31, 2003.

FOR MORE INFORMATION CONTACT:

R. Barry Borden
Chairman, President & CEO
(610) 266-6700